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                                                                    EXHIBIT 99.1
                        APOGEE ENTERPRISE, INC. RECORDS
                            THIRD QUARTER CHARGE FOR
                           NEW CONSTRUCTION BUSINESS

MINNEAPOLIS, Minnesota, November 21, 1997 --Apogee Enterprises, Inc. (Nasdaq:
APOG) announced today that it will record an after-tax charge of $16 million, or $0.56 per share, in its third quarter ending November 29, 1997. The charge relates to the curtainwall unit of Apogee's Building Products & Services segment. The $26 million pre-tax provision will include amounts for restructuring activities and other nonrecurring items associated with the unit's European operations.

"The restructuring activities will rationalize the scope and focus of our curtainwall unit," said Donald W. Goldfus, Apogee's Chairman, Chief Executive Officer and President. "We expect that the actions we have taken will better enable our curtainwall business to operate profitably by focusing on the U.S. and United Kingdom markets."

The restructuring plan, which Apogee announced in an August 21 press release, involves the closing of the Building Products & Services segment's Asian offices and the rationalization of its project management, engineering and European manufacturing capacity. The charge for restructuring includes amounts for severance and termination benefits for employees in France, Asia and the U.S., the write-down of property and equipment and other long-term assets to their net realizable values, and for other items such as lease termination costs.

The provision will also include amounts for the estimated loss associated with certain disputed construction contracts receivable in Europe, including the accrual of certain penalty amounts, and the accrual of costs associated with the resolution of legal proceedings related to the organizational changes in its European curtainwall unit.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors should be considered in conjunction with the above forward-looking statements, including: (1) expected cost savings from the restructuring cannot be fully realized or realized within the expected time frame; (2) revenues following the restructuring are lower than expected; (3) costs or difficulties related to the operation of the businesses or execution of the restructuring are greater than expected; (4) changes in economic and market conditions; (5) factors related to competitive pricing; (6) commercial building market conditions; and (7) other factors set forth in the cautionary statements included in Exhibit 99 to Apogee's Form 10-K filed with the Securities and Exchange Commission. Apogee wishes to caution investors and others to review the statements set forth in
Exhibit 99 and that other factors may prove to be important in affecting Apogee's business or results of operations.

Apogee Enterprises, Inc. is a leading fabricator, distributor and installer of value-added glass products and systems. The company is organized into three operating segments: Building Products & Services (BPS), Glass Technologies (GT) and Auto Glass (AG). Headquartered in Minneapolis, the company's stock is traded on the Nasdaq Stock Market under the symbol APOG.

For more information on Apogee Enterprises, Inc. via facsimile at no cost, simply dial 1-800-PRO-INFO and enter the company code ticker APOG.